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FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number: 3235-0287         |
    obligations may continue.  See           | Expires: January 31, 2005     |
    Instruction (b).                         | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   Eichholz           Dennis               R.
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   (Last)            (First)            (Middle)

   c/o Premcor Inc.
   1700 E. Putnam Avenue, Suite 500
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                     (Street)

   Greenwich              CT            06870
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Premcor Inc.        (PCO)

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   May, 2002

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)


   Senior Vice President - Finance and Controller

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7. Individual or Joint/Group Filing (Check Applicable Law)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                    5. Amount of
                                                                                       Securities    6. Owner-
                        2. Trans-     3. Trans-                                        Beneficially     ship
                           action        action       4. Securities Acquired (A)       Owned at         Form:       7. Nature
                           Date          Code            or Disposed of (D)            End of           (D) Direct     Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month             or            Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I) Indirect   Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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
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Common Stock, Par
Value $0.01 Per Share     5/03/02      P               1,000       A         $24          1,000             D

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                                                                                                                           (over)
                                                                                                                        SEC 1474


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FORM 4 (continued)

                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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
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

               /s/ Rosemary L. Klein                          June 10, 2002
              ----------------------------------------     --------------------
              ** Signature of Reporting Person                    Date


* If the form is filed by more than one reporting person, See Instruction
  5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


                                                                       SEC 1474